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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                SCHEDULE 13G/A



                   Under the Securities Exchange Act of 1934
                              (Amendment No. 9)*


                           Playboy Enterprises, Inc.
                      ------------------------------------
                                (Name of Issuer)

                                Class A Common
                      ------------------------------------
                         (Title of Class of Securities)

                                  728117-20-1
                                  -----------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement. [_] (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



SEC 1745 (10-88)

-----------------------                                  ---------------------
 CUSIP NO. 728117-20-1                                     PAGE 2 OF 4 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
        Hugh Marston Hefner
        SS# ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
        Not Applicable                                          (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
        United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF              3,321,836

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                            -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING               3,321,836

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                            -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
        3,321,836
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
        Not Applicable

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
        70.5%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
        IN

------------------------------------------------------------------------------

CUSIP NO. 728117-20-1             13G/A
          -----------



ITEM 1.
------

(a)  Name of Issuer:  Playboy Enterprises, Inc.

(b)  Address of Issuer's Principal Executive Offices:

                           680 North Lake Shore Drive
                           Chicago, Illinois   60611

ITEM 2.
------

(a)  Name of Person Filing:  Hugh Marston Hefner

(b)  Address of Principal Business Office or, if none, Residence:

                             9242 Beverly Boulevard
                       Beverly Hills, California   90210

(c)  Citizenship:  United States

(d)  Title of Class of Securities:  Common - Class A (Voting)

(e)  CUSIP Number:  728117-20-1

ITEM 3.   IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B),
------
          CHECK WHETHER THE PERSON FILING IS A:
          Not Applicable.

ITEM 4.   OWNERSHIP.
------

(a) Amount Beneficially Owned: 3,321,836. Hugh M. Hefner owns all of such shares under The Hugh M. Hefner 1991 Trust, a grantor trust of which he is settlor, sole trustee and sole lifetime beneficiary.

(b)  Percent of Class:  70.5%

(c)  Number of shares as to which such person has:

  (i)     sole power to vote or to direct the vote:  3,321,836
  (ii)    shared power to vote or to direct the vote:  None
  (iii)   sole power to dispose or to direct the disposition of:  3,321,836
  (iv)    shared power to dispose or to direct the disposition of:  None

CUSIP NO. 728117-20-1             13G/A
          -----------



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
------    Not Applicable.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
------    Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not Applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
------    Not Applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.  Not Applicable.
------

ITEM 10.  CERTIFICATION.  Not Applicable.
-------

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                    ___________________________________
                                                   Date



                                    ___________________________________
                                    Hugh M. Hefner, trustee of
                                    The Hugh M. Hefner 1991 Trust